SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

Level 3 Communications, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-0210602
(State of Incorporation or Organization)	(IRS Employer
Identification Number)

1025 Eldorado Blvd.
Broomfield, Colorado	80021
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:    ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:    ☐

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share Preferred Stock Purchase Rights	New York Stock Exchange New York Stock Exchange

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

As previously disclosed, on April 10, 2011, Level 3 Communications, Inc. (the “Company”) entered into a rights agreement with Wells Fargo Bank, N.A., as rights agent (the “Rights Agreement”).  A copy of the Rights Agreement is attached as Exhibit 4.2 to the Company’s Form 8-A, filed on October 19, 2011.  As further previously disclosed, on October 19, 2011, the Company effected a 1-for-15 reverse stock split of the Company’s common stock, par value $0.01 per share, (the “Common Stock”), at which time every 15 shares of issued and outstanding Common Stock were automatically combined into one issued and outstanding share of Common Stock without any change in the par value per share (the “Reverse Stock Split”).

Pursuant to Section 11(n) of the Rights Agreement, as a result of the Reverse Stock Split, the number of shares of the Company’s Series B Junior Participating Preferred Stock (the “Preferred Stock”) purchasable upon the exercise of preferred stock purchase rights (the “Rights”) associated with each share of Common Stock was multiplied by fifteen (15), and the number of Rights associated with each share of Common Stock remains one (1).  Accordingly, each share of Common Stock now grants the holder thereof the right to purchase fifteen ten-thousandths (0.0015) of a share of Preferred Stock.

Pursuant to Section 12 of the Rights Agreement, upon any adjustment made pursuant to Section 11 thereof, the Company is required to, among other things, file with the Securities and Exchange Commission a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment (the “Certificate of Adjustment”).  A copy of the Certificate of Adjustment is filed herewith as Exhibit 99.1.

Item 2.	Exhibits

The following exhibit is filed as a part of this Form 8-A:

99.1	Certificate of Adjustment Pursuant to Section 12 of the Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and Wells Fargo Bank, N.A., as Rights Agent.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: November 30, 2011	LEVEL 3 COMMUNICATIONS, INC.

	By:	/s/ Neil J. Eckstein
		Name:	Neil J. Eckstein
		Title:	Senior Vice President, Assistant General Counsel and Assistant Secretary

EXHIBIT INDEX

99.1	Certificate of Adjustment Pursuant to Section 12 of the Rights Agreement, dated as of April 10, 2011, by and between Level 3 Communications, Inc. and Wells Fargo Bank, N.A., as Rights Agent.